Exhibit 4.3.3.3(F)

DESCRIPTION OF THE NOTES

The following is a description of certain provisions of the notes to be issued to certain creditors of Oi S.A. (Oi S.A. or such of the other Obligors (as defined below) to be mutually agreed, the “Issuer”) in connection with the approval and confirmation (homologação judicial) (the “Reorganization Plan Confirmation”) of the Issuer’s judicial reorganization plan (plano de recuperação judicial) (the “Reorganization Plan”).

The following information does not purport to be a complete description of the notes and is subject and qualified in its entirety by reference to the provisions of the notes and the Indenture (as defined below). The notes and the Indenture, and not this description, control your rights as a noteholder. Capitalized terms used in the following summary and not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

General

Indenture

The notes will be governed under the laws of the State of New York by an Indenture (the “Indenture”), to be dated the date of initial issuance of the notes (the “Issue Date”), between the Issuer, the other Obligors and [TRUSTEE], as trustee, registrar, paying agent and transfer agent. The Issuer will issue the notes under the Indenture.

Principal, Maturity and Interest

The notes will initially be issued in an aggregate principal amount set forth in the Reorganization Plan and will mature on the seventh anniversary of the Issue Date (the “Maturity Date”).  The principal amount of the notes will be payable in full on the Maturity Date, unless repurchased or redeemed earlier pursuant to the terms of the Indenture.

The notes will be issued in fully registered form in denominations of US$130,000 and integral multiples of US$1,000 in excess thereof.

At the sole discretion of the Issuer, the notes will bear interest at:

(i)      For the first three years:

a.       a fixed rate of 10.000% per annum payable in cash in a semi-annual basis (“Cash Interest”); or

b.      a fixed rate of 12.000% per annum, of which 8.000% shall be Cash Interest and 4.000% shall be by increasing the principal amount of the outstanding notes or by issuing paid-in-kind notes (“PIK Interest” and such payment of PIK Interest hereinafter referred as a “PIK Payment”).

(ii)    For the fourth year onwards a fixed rate of 10.000% per annum payable in cash in a semi-annual basis.

Interest on the notes shall accrue from the date of the Reorganization Plan Confirmation until all required amounts due in respect thereof have been paid. Interest on the notes will be paid in arrears on the First Interest Payment Date and every six months thereafter (each such date, an “Interest Payment Date”).  The first date on which interest on the notes shall be payable shall be the fifth day of the month that is six months following the Issue Date (the “First Interest Payment Date”).  Interest shall be paid on each Interest Payment Date to the persons in whose name a note is registered at the close of business, New York City time, on the date that is 15 days prior to the Interest Payment Date (each, a “Record Date”). Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

PIK Interest will be payable (x) with respect to notes represented by one or more global notes registered in the name of, or held by, DTC or its nominee on the relevant record date, by increasing the principal amount of the outstanding global note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and (y) with respect to notes represented by certificated notes, by issuing PIK notes in certificated form to the holders of the  underlying notes in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar), and the Trustee will authenticate and deliver such PIK notes in certificated form for original issuance to the holders thereof on the relevant record date, as shown by the records of the register of such holders. Following an increase in the principal amount of the outstanding global notes as a result of a PIK Payment, the global notes will bear interest on such increased principal amount from and after the interest payment date in respect of which such PIK Payment was made. Any PIK notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date.

All notes issued pursuant to a PIK Payment will mature on the same maturity date as the notes issued on the Issue Date and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the notes issued on the Issue Date. Any certificated PIK notes will be issued with the description “PIK” on the face of such PIK note.

Payments of Principal and Interest

Payment of the principal of the notes (other than the PIK Interest), together with accrued and unpaid interest thereon, or payment upon redemption prior to maturity, will be made only:

•        following the surrender of the notes at the office of the trustee or any other paying agent; and

•        to the person in whose name the note is registered as of the close of business, New York City time, on the Business Day prior to the due date for such payment.

Payments of interest on a note (other than the PIK Interest), other than the last payment of principal and interest or payment in connection with a redemption of the notes prior to maturity, will be made on each payment date to the person in whose name the note is registered at the close of business, New York City time, on the relevant Record Date.

PIK Interest will be paid by increasing the principal amount of the outstanding global notes or by issuing PIK notes as set forth above under “—Principal, Maturity and Interest.”

The notes will initially be represented by two or more global notes. The principal of and interest on the notes will be payable in U.S. dollars, or in such other coin or currency of the United States of America as is legal tender for the payment of public and private debts at the time of payment. Payments of principal, premium, if any, and interest, and additional amounts, if any, in respect of each note will be made, in the case of global notes, by a paying agent by wire transfer of immediately available funds, or, in the case of certificated non-global notes, by a paying agent by check and mailed to the person entitled thereto at its registered address. If the notes are in certificated form, upon written request from a holder of at least US$1.0 million in aggregate principal amount of notes to the specified office of any paying agent, payment may be made by wire transfer to the account specified by such holder. The Issuer will make payments of principal and premium, if any, upon surrender of the relevant notes at the specified office of the trustee or any of the paying agents.

If any scheduled interest or principal payment date or any date for early redemption of the notes is not a Business Day, the payment will be made on the next succeeding Business Day. No interest on the notes will accrue as a result of this delay in payment.

Subject to applicable law, the trustee and the paying agents will pay to the Issuer upon written request any monies held by them for the payment of principal or interest that remains unclaimed for two years. Thereafter, noteholders entitled to these monies must seek payment from the Issuer.

Joint and Several Obligations

The Issuer and any other member of the Group that is subject to the Reorganization Plan (collectively, the “Obligors”) will be fully, jointly and severally liable for the full and punctual payment of principal, premium, if any, interest, including any additional amounts, and any other amounts that may become due and payable by us in respect of the Indenture and the notes.

Redemption and Repurchase

The notes will not be redeemable prior to maturity.

Purchases of Notes by the Issuer or any of its Subsidiaries or Affiliates

The Issuer or any of its subsidiaries or affiliates may at any time purchase any notes in the open market or otherwise at any price; provided that, in determining whether noteholders holding any requisite principal amount of notes have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, notes owned by the Issuer or any of its subsidiaries or affiliates shall be deemed not outstanding for purposes thereof. All notes purchased by the Issuer or any of its subsidiaries or affiliates may, at the option of the Issuer, continue to be outstanding or be cancelled.

Cancellation

Any notes repurchased by the Issuer or any of its subsidiaries or affiliates may, at the option of the Issuer, continue to be outstanding or be cancelled but may not be reissued or resold to a non-affiliate of the Issuer.

Certain Covenants

The Indenture will contain restrictive covenants customary for an offering of high yield debt securities to be mutually agreed, which covenants will (i) include without limitation incurrence-based limitations on the incurrence of debt, the granting of liens, the making of restricted payments (which shall be defined to be dividends and/or distributions in respect of equity interests, repurchases or redemptions of equity interests and repurchases, redemptions or other acquisitions for value of contractually subordinated debt), the sale of assets, maintenance of listing, the merger, consolidation or sale of substantially all assets, the entry into transactions with affiliates and the incurrence of dividend or other payment restrictions affecting certain subsidiaries and (ii) will not include any financial maintenance covenants.  Such covenants shall (a) be negotiated in good faith, (b) not conflict with, or violate the provisions of, the Reorganization Plan, and (c) contain certain baskets, thresholds and exceptions that are to be mutually agreed in light of the operating results, including revenues and total assets, of the Group, and after taking into account the operational and strategic requirements of the Group in light of its size, industry, geographic locations, businesses, business practices and operations and corresponding baskets, thresholds and exceptions contained in the instruments executed with Class 3 creditors in connection with the Reorganization Plan..

Payment of Additional Amounts

Any and all payments of principal, premium, if any, and interest in respect of the notes shall be made without withholding or deduction for any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by Brazil, Japan or any other jurisdiction or political subdivision thereof in which the Issuer is organized or is a resident for tax purposes having power to tax or by the jurisdictions in which any paying agents appointed by the Issuer are organized or the location where payment is made, or any political subdivision or any authority thereof or therein having power to tax (a “Relevant Jurisdiction”), unless such withholding or deduction is required by law. In the event that any such withholding or deduction is required, the Issuer shall pay such additional amounts as additional interest, or additional amounts, as will result in the receipt by the noteholders of such amounts as would have been received by them if no such withholding or deduction had been required, except that no such additional amounts shall be payable in respect of any note:

(a)    to the extent that such taxes in respect of such note would not have been imposed but for the existence of any current or former connection of the noteholder or the beneficial owner of such note with the Relevant Jurisdiction other than the mere holding of such note or the receipt of payments thereon or enforcement of rights thereunder;

(b)   in respect of any estate, inheritance, gift, sales, transfer or personal property taxes imposed with respect to such notes, except as otherwise provided in the Indenture;

(c)    to the extent that such holder or the beneficial owner of such note would not be liable or subject to such withholding or deduction of taxes but for the failure to make a valid declaration of non-residence or other similar claim for exemption if:

(i)      the making of such declaration or claim is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant taxing authority as a precondition to an exemption from, or reduction in, the relevant taxes; and

(ii)    at least 60 days prior to the first payment date with respect to which the Issuer shall apply this clause (c), the Issuer has notified the holders of notes in writing that they shall be required to provide such declaration or claim;

(d)   where (in the case of a payment of principal, premium, if any, or interest on redemption) the relevant note is surrendered for payment more than 30 days after the Relevant Date except to the extent that the relevant holder would have been entitled to such additional amounts if it had surrendered the relevant note on the last day of such period of 30 days;

(e)    any tax, assessment or other governmental charge which would have been avoided by such holder presenting the relevant note (if presentation is required) or requesting that such payment be made to another paying agent in a member state of the European Union;

(f)     any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of, premium, if any, or interest on a note;

(g)     with respect to any withholding or deduction imposed on or in respect of any note pursuant to Sections 1471-1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (and any current and future regulations or official interpretations thereof or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code) (“FATCA”), the laws of Brazil, Japan or any other jurisdiction implementing FATCA, or any agreement between the Issuer and the United States or any authority thereof entered into for FATCA purposes; or

(h)    any combination of the above.

Any reference to principal, premium, if any, or interest shall be deemed to include any additional amounts in respect of principal premium, if any, or interest (as the case may be) which may be payable under this section or under “—General—Payments of Principal and Interest” above.

Substitution of the Issuer

(a)                Notwithstanding any other provision contained in the Indenture, the Issuer may, without the consent of the holders of the notes, be replaced and substituted by any Wholly Owned Subsidiary of the Issuer as principal debtor (in such capacity, the “Substituted Debtor”) in respect of the notes; provided that:

(i)                              such documents will be executed by the Substituted Debtor, the Issuer and the trustee as may be necessary to give full effect to the substitution, including a supplemental indenture whereby the Substituted Debtor assumes all of the Issuer’s obligations under the Indenture and the notes (together, the “Issuer Substitution Documents”) and pursuant to which the Issuer will unconditionally and irrevocably guarantee (the “Guarantee”) the payment of all sums payable under the Indenture and the notes by the Substituted Debtor as such principal debtor and the covenants and events of default will continue to apply to the Issuer in respect of the notes as if no such substitution had occurred;

(ii)              if the Substituted Debtor is organized in a jurisdiction other than Brazil, the Issuer Substitution Documents will contain a provision (1) to ensure that each noteholder has the benefit of a covenant in terms corresponding to the obligations of the Issuer in respect of the payment of additional amounts (but replacing references to Brazil with references to such other jurisdiction); and (2) to indemnify and hold harmless each noteholder and beneficial owner of the notes against all taxes or duties imposed by the jurisdiction in which the substituted Debtor is organized and which arise by reason of a law or regulation in effect or contemplated on the effective date of the substitution, which may be incurred or levied against such holder or beneficial owner of the notes as a result of the substitution and which would not have been so incurred or levied had the substitution not been made, in each case, subject to similar exceptions set forth under clauses (a) through (h) under “—Payment of Additional Amounts” above,” mutatis mutandis;

(iii)                           the Issuer Substitution Documents will contain a provision that the Substituted Debtor and the Issuer will indemnify and hold harmless each noteholder and beneficial owner of the notes against all taxes or duties which are imposed on such holder or beneficial owner of the notes by any political subdivision or taxing authority of any country in which such holder or beneficial owner of the notes resides or is subject to any such tax or duty and which would not have been so imposed had the substitution not been made, taking into account any present or future tax savings or tax benefit reasonably expected to be realized by such holder or such beneficial owner of the notes and subject to similar exceptions set forth under clauses (b) through (h) under “—Payment of Additional Amounts” above, mutatis mutandis; provided, that any holder or beneficial owner of such note making a claim with respect to such tax indemnity shall provide the Issuer with notice of such claim, along with supporting documentation, within four weeks of the announcement of the substitution of the Issuer as issuer;

(iv)                          the Issuer will deliver, or cause the delivery, to the trustee of opinions from one or more internationally recognized counsel in the jurisdiction of organization of the Substituted Debtor, Brazil and New York as to the validity, legally binding effect and enforceability of the Issuer Substitution Documents and specified other legal matters, as well as an officer’s certificate as to compliance with the provisions described under this section;

(v)                            the Substituted Debtor shall have appointed a process agent in the Borough of Manhattan, The City of New York to receive service of process on its behalf in relation to any legal action or proceedings arising out of or in connection with the notes or the Issuer Substitution Documents;

(vi)                          no event of default will have occurred and be continuing;

(vii)                         a credit rating will continue to be assigned to the notes when the Substituted Debtor replaces and substitutes the Issuer in respect of the notes;

(viii)                       the substitution will comply with all applicable requirements under the laws of the jurisdiction of organization of the Substituted Debtor, New York and Brazil; and

(ix)                          the substitution will be concurrently consummated with respect to the other instruments issued under the Reorganization Plan.

(b)               Upon the execution of the Issuer Substitution Documents as referred to in clause (a)(i) above, the Substituted Debtor shall be deemed to be named in the notes as the principal debtor in place of the Issuer (or of any previous substitute under these provisions) and the notes shall thereupon be deemed to be amended to give effect to the substitution. Except as set forth above, the execution of the Issuer Substitution Documents shall operate to release the Issuer (or such previous substitute as aforesaid) from all of its obligations, other than its Guarantee, in respect of the notes and its obligation to indemnify the trustee under the Indenture.

(c)                The Substituted Debtor and the Issuer shall acknowledge in the Issuer Substitution Documents the right of every noteholder to the production of the Issuer Substitution Documents for the enforcement of any of the notes or the Issuer Substitution Documents.

(d)               The covenants set forth in the Indenture will continue to apply to the notes following the substitution of the Issuer.

(e)                Not later than 10 Business Days after the execution of the Issuer Substitution Documents, the Substituted Debtor will give notice thereof to the noteholders in accordance with the provisions described in this section.

Events of Default

The following events will each be an “Event of Default” under the terms of the Indenture:

(a)                The Issuer defaults in the payment of the principal or any related additional amounts, if any, of any note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise;

(b)               The Issuer defaults in the payment of interest or any related additional amounts, if any, on any note when the same becomes due and payable, and the default continues for a period of 30 calendar days;

(c)                The Issuer, any of the other Obligors or certain other subsidiaries to be mutually agreed shall fail to perform, observe or comply with any covenant or agreement contained in the notes or Indenture and such failure (other than any failure to make any payment contemplated in clause (a) or (b) hereof) continues for a period of 60 calendar days after written notice to the Issuer by the trustee acting at the written direction of holders of 25% or more in aggregate principal amount of the notes, or to the Issuer and the trustee by the holders of 25% or more in aggregate principal amount of the notes;

(d)               (i) The acceleration of any Indebtedness of the Issuer, any of the other Obligors or certain other subsidiaries to be mutually agreed by reason of default, unless such acceleration is at the option of the Issuer, the other Obligors or any such subsidiary, as the case may be, or at the option of the holder of any such Indebtedness pursuant to any option to require the repurchase of such Indebtedness or (ii) the Issuer, any of the other Obligors or the relevant subsidiaries fails to pay any amount in respect of principal, interest or other amounts due in respect of any existing Indebtedness on the date required for such payment (in each case after giving effect to any applicable grace period); provided, however, that the aggregate amount of any such Indebtedness falling within (i) above and any relevant payments falling within (ii) above (as to which the time for payment has not been extended by the relevant obligees) equals or exceeds an amount to be mutually agreed by the Issuer and the noteholders;

(e)                One or more final and nonappealable judgments or final decrees is entered against the Issuer, any of the other Obligors or certain other subsidiaries to be mutually agreed involving an aggregate liability (not yet paid or reimbursed by insurance) of an amount to be mutually agreed by the Issuer and the noteholders or more (or its equivalent in another currency), and all such judgments or decrees shall not have been vacated, discharged or stayed within 180 calendar days after the applicable judgment or decree is entered;

(f)                 The Issuer, any of the other Obligors or certain other subsidiaries to be mutually agreed shall commence a voluntary case or other proceeding seeking liquidation, judicial or extrajudicial reorganization or other relief with respect to itself or its Indebtedness under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seek the appointment of a trustee, receiver, judicial administrator (administrador judicial), liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment or conveyance for the benefit of creditors;

(g)                A court of competent jurisdiction enters an order or decree against the Issuer, any of the other Obligors or certain other subsidiaries to be mutually agreed for (i) liquidation, reorganization or other relief with respect to it or its Indebtedness under any bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a trustee, receiver, judicial administrator (administrador judicial), liquidator, custodian or other similar official of it or any substantial part of its property; provided that such order or decree shall remain undismissed and unstayed for a period of 90 calendar days;

(h)                Any event occurs that under the laws of Brazil or any political subdivision thereof has substantially the same effect as any of the events referred to in any of clause (f) or (g);

(i)                  The Issuer, any of the other Obligors or certain other subsidiaries to be mutually agreed denies or disaffirms its obligations under the notes or the Indenture; or

(j)                 All or substantially all of the assets of the Issuer, any of the other Obligors or certain other subsidiaries to be mutually agreed shall be condemned, seized or otherwise appropriated, or custody of such assets shall be assumed by any governmental authority or court or any other Person purporting to act under the authority of the government of any jurisdiction, or the Issuer or the relevant subsidiaries shall be prevented from exercising normal control over all or substantially all of their assets for a period of 60 consecutive days or longer.

The trustee is not to be charged with knowledge of any default or event of default or knowledge of any cure of any default or event of default unless either (i) an authorized officer or agent of the trustee with direct responsibility for the administration of the Indenture has actual knowledge of such default or event of default or (ii) written notice of such default or event of default has been given to such authorized officer of the trustee by the Issuer or any holder of the notes. The trustee shall not be deemed to have any knowledge of an event of default specified in subsection (h) or (j) above unless it is notified, in writing, by holders of at least 25% in aggregate principal amount of the then outstanding notes.

Remedies Upon Occurrence of an Event of Default

If an event of default occurs, and is continuing, the trustee shall, upon the request of noteholders holding not less than 25% in aggregate principal amount of the notes then outstanding, by written notice to the Issuer, declare the principal amount of all of the notes and all accrued interest thereon immediately due and payable; provided that if an event of default described in clause (f), (g), or (h) above occurs and is continuing, then and in each and every such case, the principal amount of all of the notes and all accrued interest thereon shall, without any notice to the Issuer or any other act by the trustee or any noteholder, become and be accelerated and immediately due and payable. Upon any such declaration of acceleration, the principal of the notes so accelerated and the interest accrued thereon and all other amounts payable with respect to the notes shall be immediately due and payable. If the event of default or events of default giving rise to any such declaration of acceleration shall be cured following such declaration, such declaration may be rescinded by noteholders holding a majority of the notes.

The noteholders holding at least a majority of the aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the Indenture or that the trustee determines in good faith may involve the trustee in personal liability, or for which the trustee reasonably believes it will not be adequately secured or indemnified against the costs, expenses or liabilities, which might be incurred, or that may be unduly prejudicial to the rights of noteholders not taking part in such direction, and the trustee may take any other action it deems proper that is not inconsistent with any such direction received from noteholders. A noteholder may not pursue any remedy with respect to the Indenture or the notes directly against the Issuer or any other Obligor (without the trustee) unless:

(a)                the noteholder gives the trustee written notice of a continuing event of default;

(b)               noteholders holding not less than 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

(c)                such noteholder or noteholders offer the trustee adequate security and/or indemnity satisfactory to the trustee against any costs, liability or expense;

(d)               the trustee does not comply with the request within 60 calendar days after receipt of the request and the offer of indemnity or security; and

(e)                during such 60-calendar-day period, noteholders holding a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any noteholder to receive payment of the principal of, premium, if any, interest on or additional amounts related to such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the noteholder.

Modification of the Indenture

The Issuer, the other Obligors and the trustee may, without the consent of the noteholders, amend, waive or supplement the Indenture for certain specific purposes, including, among other things, curing ambiguities, defects or inconsistencies, to conform the Indenture to this “Description of the Notes” or making any other provisions with respect to matters or questions arising under the Indenture, the notes or making any other change that will not materially and adversely affect the interest of the noteholders.

In addition, with certain exceptions, the Indenture may be modified by the Issuer, the Obligors and the trustee with the consent of the holders of a majority of the aggregate principal amount of the notes then outstanding. However, without the consent of each noteholder affected, no modification may (with respect to any notes held by non-consenting holders):

(a)                change the maturity of payment of principal of or any installment of interest on any note;

(b)               reduce the principal amount or the rate of interest, or change the method of computing the amount of principal or interest payable on any date;

(c)                change any place of payment where the principal of or interest on the notes is payable;

(d)               change the coin or currency in which the principal of or interest on the notes is payable;

(e)                impair the right of the noteholders to institute suit for the enforcement of any payment on or after the date due;

(f)                 reduce the percentage in principal amount of the outstanding notes, the consent of whose noteholders is required for any modification or the consent of whose noteholders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults under the Indenture and their consequences provided for in the Indenture;

(g)                eliminate or modify in any manner an Obligor’s obligations with respect to the notes which adversely affects holders in any material respect, except as contemplated in the Indenture; or

(h)                change or modify the ranking of the notes that would have a material adverse effect on the noteholders.

In the event that consent is obtained from some of the noteholders but not from all of the noteholders with respect to any of these amendments or modifications, new notes with such modifications will be issued to those consenting noteholders. Such new notes shall have separate CUSIP numbers and ISINs from those notes held by the non-consenting noteholders.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option, elect to be discharged from the Issuer’s and the other Obligor’s obligations with respect to the notes (“legal defeasance”). In general, upon a legal defeasance, (a) the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the notes and to have satisfied all of the Issuer’s and the other Obligor’s obligations under the notes and the Indenture except for (i) the rights of the noteholders to receive payments in respect of the principal of and interest and additional amounts, if any, on the notes when the payments are due, (ii) certain provisions of the Indenture relating to ownership, registration and transfer of the notes, (iii) the covenant relating to the maintenance of an office or agency in New York and (iv) certain provisions relating to the rights, powers, trusts, duties, protections, indemnities and immunities of the trustee.

In addition, the Issuer may, at its option, and at any time, elect to be released with respect to the notes and the Indenture, as applicable, from the covenants described above under the heading “—Certain Covenants” (“covenant defeasance”). Following such covenant defeasance, the occurrence of a breach or violation of any such covenant with respect to the notes will not constitute an event of default under the Indenture, and certain other events (not including, among other things, non-payment or bankruptcy and insolvency events) described under “—Events of Default” also will not constitute events of default.

In order to exercise either legal defeasance or covenant defeasance, the Issuer will be required to satisfy, among other conditions, the following:

(a)    The Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the noteholders, cash in U.S. dollars or U.S. government obligations, or a combination thereof, in amounts sufficient (in the opinion of an internationally recognized firm of independent public accountants or an internationally recognized investment bank) to pay and discharge the principal of and each installment of interest on the notes on the stated maturity of such principal or installment of interest in accordance with the terms of the Indenture and the notes;

(b)   in the case of a legal defeasance, the Issuer must deliver to the trustee an opinion of counsel stating that (i) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (ii) since the Issue Date there has been a change in the applicable U.S. federal income tax law or the interpretation thereof, in either case to the effect that, and based thereon, the opinion of counsel shall confirm that, the noteholders will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred;

(c)    in the case of a covenant defeasance, the Issuer must deliver to the trustee an opinion of counsel to the effect that the noteholders will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit and covenant defeasance had not occurred;

(d)   no default or event of default shall have occurred and be continuing and, in the case of a legal defeasance only, certain events of bankruptcy or insolvency, at any time during the period ending on the 121st calendar day after the date of such deposit (it being understood that this condition as it applies with respect to a legal defeasance shall not be deemed satisfied until the expiration of such period);

(e)    such legal defeasance or covenant defeasance shall not (i) cause the trustee to have a conflicting interest for the purposes of the Trust Indenture Act with respect to any securities of the Issuer or (ii) result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Issuer is a party or by which it is bound (other than a default under the Indenture arising from the granting of Liens to secure any Indebtedness incurred in connection therewith); and

(f)     the Issuer shall have delivered to the trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent required relating to either of legal defeasance or covenant defeasance, as the case may be, have been satisfied.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of notes, which shall survive until all notes have been canceled) as to all outstanding notes will be released when either:

(1)   all the notes that have been authenticated and delivered (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the trustee for cancellation; or

(2)   (a)  all notes that have not been delivered to the trustee for cancellation either (i) have become due and payable by reason of the mailing of a notice of redemption as described in “—Redemption” or otherwise or (ii) will become due and payable within one year, and in each of the foregoing cases the Issuer has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the notes cash in U.S. dollars or U.S. government obligations, or a combination thereof, in amounts sufficient (without reinvestment) to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the notes not theretofore delivered to the trustee for cancellation to the date of maturity or redemption,

(b)  the Issuer has paid or caused to be paid all other sums payable by the Issuer under the Indenture,

(c)  the Issuer has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at maturity or on the date of redemption, as the case may be, and

(d)  the holders of the notes have a valid, perfected, exclusive security interest in this trust.

In addition, the Issuer must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

A noteholder may transfer or exchange notes in accordance with the Indenture. The notes are subject to restrictions on transfer and may only be offered and sold in transactions exempt from or not subject to the registration requirements of the Securities Act. The registrar and the trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents (in addition to those required by the Indenture), and the Issuer may require a noteholder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note for a period of 15 days before the notes are to be redeemed for tax reasons. The registered noteholder will be treated as the owner of it for all purposes.

The Trustee

[TRUSTEE] will be the trustee under the Indenture. The Issuer may have normal banking relationships with [TRUSTEE] or any of its affiliates in the ordinary course of business. The address of the trustee is [ADDRESS].

The Paying Agent

[PAYING AGENT] will be the paying agent under the Indenture. The Issuer may have normal banking relationships with [PAYING AGENT] or any of its affiliates in the ordinary course of business. The address of the paying agent is [ADDRESS].

Notices

For so long as notes in global form are outstanding, notices to be given to holders will be given to the depositary, in accordance with its applicable policies as in effect from time to time. If notes are issued in individual definitive form, notices to be given to holders will be deemed to have been given upon the mailing by first class mail, postage prepaid, of such notices to holders of the notes at their registered addresses as they appear in the trustee’s records.

Governing Law

The Indenture and the notes will be governed by the laws of the State of New York.

Jurisdiction

The Issuer and each other Obligor will consent to the non-exclusive jurisdiction of any court of the State of New York or any U.S. federal court sitting in the Borough of Manhattan in The City of New York, New York, United States, and any appellate court from any thereof. The Issuer and each other Obligor will appoint [National Corporate Research Ltd., 10 E. 40th Street, 10th Floor, New York, New York 10016], as its authorized agent upon which service of process may be served in any action or proceeding brought in any court of the State of New York or any U.S. federal court sitting in the Borough of Manhattan in The City of New York in connection with the Indenture or the notes.

Waiver of Immunities

To the extent that the Issuer or the other Obligors may in any jurisdiction claim for itself or its assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with and as set out in the Indenture and the notes and to the extent that in any jurisdiction there may be immunity attributed to the Issuer or the Issuer’s assets or the other Obligors or their assets, as the case may be, whether or not claimed, the Issuer or the other Obligors will irrevocably agree for the benefit of the noteholders not to claim, and irrevocably waive, the immunity to the full extent permitted by law except for the immunity provided under Brazilian law to property of the Issuer or of the other Obligors that is considered essential for the rendering of public services under any concession agreement, authorization or license (bens vinculados à concessão ou bens reversíveis), to the extent such immunity cannot be waived or contested.  For the avoidance of doubt, any changes on the legal and/or regulatory regime applicable to the public services rendered by the Issuer or by the other Obligors is hereby authorized, notwithstanding the impact that it may produce over the property of the Issuer or of the other Obligors that is considered essential for the rendering of public services under any concession agreement, authorization or license (bens vinculados à concessão ou bens reversíveis).

Currency Rate Indemnity

The Issuer and each other Obligor has agreed that, if a judgment or order made by any court for the payment of any amount, in respect of any notes is expressed in a currency other than U.S. dollars, the Issuer or the other Obligor, as the case may be, will indemnify the relevant noteholder against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from the Issuer’s and each other Obligor’s other obligations under the Indenture will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due under the Indenture or the notes.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or the other Obligors will have any liability for any obligations of the Issuer or the other Obligors, as the case may be, under the notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under applicable securities laws.

Certain Definitions

“Brazilian GAAP” means, as elected from time to time by the Issuer, (i) the accounting principles prescribed by Brazilian Corporate Law, the rules and regulations issued by applicable regulators, including the CVM, as well as the technical releases issued by the Brazilian Institute of Accountants (Instituto Brasileiro de Contadores), or (ii) International Financial Reporting Standards as issued by the International Accounting Standards Board, in each case, as in effect from time to time.

“Capitalized Lease Obligations” means, with respect to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as a capitalized lease in accordance with Brazilian GAAP and the amount of Indebtedness represented by such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with Brazilian GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means, with respect to any Person, any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, including each class of Preferred Stock, limited liability interests or partnership interests, but excluding any debt securities convertible into such equity.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Group” means the Issuer and all its Subsidiaries.

“Hedging Obligations” of any Person means the obligations of such Person under any agreement relating to any swap, option, forward sale, forward purchase, index transaction, cap transaction, floor transaction, collar transaction or any other similar transaction, in each case, for purposes of hedging or capping against Brazilian inflation, interest rates, currency or commodities price fluctuations.

“Indebtedness” means, with respect to any Person, without duplication:

(1)   whether being principal and/or interest of any present or future indebtedness of such Person:

(A)              in respect of borrowed money;

(B)              evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(C)              representing the balanced deferred and unpaid of the purchase price of property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) liabilities accrued in the ordinary course of business which purchase price is due more than twelve (12) months after the date of placing the property in service or taking delivery and title thereto; or

(D)              representing net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with Brazilian GAAP or IFRS;

(2)        to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)        to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

if and to the extent any of  the preceding items (other than letters of  credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with Brazilian GAAP or IFRS.

Notwithstanding the foregoing, in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

For the avoidance of doubt, “Indebtedness” shall not include any obligations to any Person with respect to “Programa de Recuperação Fiscal—REFIS,” “Programa Especial de Parcelamento de Impostos—REFIS Estadual” and “Programa de Parcelamento Especial—PAES”, any other tax payment agreement entered into with any Brazilian governmental entity and/or any other payment agreement that is due to any creditor who, prior to the Reorganization Plan Confirmation, was not considered as Indebtedness in the calculation of Indebtedness of the Issuer.

“Issuer” means the party named as such in the introductory paragraph to this Indenture until a successor replaces it pursuant to this Indenture and thereafter means such successor.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

“Preferred Stock” means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person that has preferential rights over any other Capital Stock of such Person with respect to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person.

“Relevant Date” means whichever is the later of (i) the date on which the payment in question first becomes due and (ii) if the full amount payable has not been received by the trustee or a paying agent on or prior to such due date, the date on which (the full amount having been so received) notice to that effect has been given to the noteholders.

“Reorganization Plan” means [that certain judicial reorganization plan of the Issuer confirmed by the 7th Corporate Court of the Judicial District of the State Capital of Rio de Janeiro on [●], as may be amended or modified from time to time pursuant to its terms, establishing the terms and conditions for the restructuring of the debt of the Issuer and certain of its Wholly Owned Subsidiaries (the “RJ Debtors”), and providing for actions to be adopted by the RJ Debtors to overcome the financial distress of the RJ Debtors and ensure their continuity as going concerns, including, without limitation, (1) restructuring and balancing their liabilities; (2) actions during the judicial reorganization designed to obtain new funds; and (3) the potential sale of capital assets.]

“Restricted Subsidiary” means any Subsidiary of the Issuer that is subject to the Reorganization Plan.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including, with respect to any principal amount which is then due and payable pursuant to any mandatory redemption provision, the date specified for the payment thereof (but excluding any provision providing for obligations to repay, redeem or repurchase any such Indebtedness upon the happening of any contingency unless such contingency has occurred).

“Subsidiary” means, with respect to any Person, any other corporation, limited liability company, partnership, association or other entity of which more than fifty percent (50%) of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more Subsidiaries of such Person (or a combination thereof).

“Wholly Owned Subsidiary” means, with respect to any Person, any Restricted Subsidiary of which all the outstanding Capital Stock (other than, in the case of a Subsidiary not organized in the United States, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) is owned by such Person or any other Person that satisfies this definition in respect of such Person.

“Voting Stock” means, with respect to any Person, securities of any class of Capital Stock of such Person then outstanding that is entitled (without regard to the occurrence of any contingency) to vote in the election of members of the board of directors (or equivalent governing body) of such Person, but excluding such classes of Capital Stock that are entitled, as a group in a separate election, to appoint one member of the board of directors of such Person as representative of the minority shareholders.